Exhibit 99.1

Equity One Sells $125 Million of Senior Unsecured Notes
NORTH MIAMI BEACH, FL; March 7, 2006 — Equity One, Inc. (NYSE:EQY), an owner, developer and operator of community and neighborhood shopping centers located predominantly in the southern and northeastern United States, announced today that it has priced the sale of $125 million principal amount of 6.00% senior unsecured notes due September 15, 2016. The notes were offered to investors at a price of 99.277% with a yield to maturity of 6.094%, representing a spread at the time of pricing of 1.35% to the February 2016 Treasury note. Net proceeds of the offering will be used to repay existing indebtedness under the Company’s unsecured revolving credit facility. The sale of the notes is scheduled to close on March 10, 2006.
All securities in this offering are rated Baa3 (positive outlook) by Moody’s Investors Service and BBB- (positive outlook) by Standard & Poor’s. The joint book-running managers are Banc of America Securities, LLC, Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC. The co-managers are BB&T Capital Markets, a Division of Scott & Stringfellow, Inc., Comerica Securities, Inc., Harris Nesbitt Corp., PNC Capital Markets LLC, SunTrust Capital Markets, Inc. and Wells Fargo Securities, LLC.
The notes are being offered under the Company’s registration statement filed on March 6, 2006 with the Securities and Exchange Commission. The offering of the notes will be made only by means of a prospectus supplement, prospectus and authorized free writing prospectus which will be filed with the Securities and Exchange Commission. Copies of these offering documents relating to the offering may be obtained from Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005, Attention: High Grade Syndicate Desk at telephone number 1-800-503-4611.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
About Equity One, Inc.
Equity One is a leading real estate investment trust that principally acquires, renovates, develops and manages neighborhood and community shopping centers anchored by national and regional supermarket chains and other necessity-oriented retailers such as drug stores or discount retail stores. Our 20.2 million square foot portfolio consists of 195 properties encompassing 128 supermarket-anchored shopping centers, seven drug store-anchored shopping centers, 49 retail-anchored shopping centers, six development parcels and five other non-retail properties, as well as a non-controlling interest in one unconsolidated joint venture.
Forward-Looking Statements
Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions or the conditions of the securities markets, the demand for retail space in Florida, Texas, Georgia, Massachusetts and the other states in which Equity One owns properties; the financial condition of Equity One’s current and prospective tenants; supply conditions in Equity One’s markets; the availability of properties for acquisition; the timing and financial impact of developments and redevelopments; the timing and results of property dispositions; the lease-up of vacant space; the effects of natural and other disasters; the integration of the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.